 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PCTEL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	471 BRIGHTON DRIVE	77-0364943
(state or other jurisdiction of incorporation or organization)	BLOOMINGDALE, ILLINOIS 60108 (address of principal executive offices including zip code)	(I.R.S. employer identification number)

PCTEL, INC. 2019 STOCK INCENTIVE PLAN

PCTEL, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

(full title of the plans)

SHELLEY J. BACASTOW

VICE PRESIDENT AND GENERAL COUNSEL

PCTEL, INC.

471 BRIGHTON DRIVE

BLOOMINGDALE, IL 60108

(630) 372-6800

(name, address, and telephone number of agent for service)

With copies to:

ROBERT A. ROSENBAUM

CAM C. HOANG

DORSEY & WHITNEY LLP

50 SOUTH 6TH STREET, SUITE 1500

MINNEAPOLIS, MN  55402

(612) 340-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share	4,959,234(1)	$4.43(2)	$21,969,407	$2,663

(1)

Includes the following shares of common stock, $0.001 par value per share (the “Common Stock”) of PCTEL, Inc. (the “Company”) authorized for issuance under the 2019 Stock Incentive Plan: (i) 2,213,000 shares of Common Stock, plus (ii) 946,234 shares of Common Stock subject to any outstanding award under the PCTEL, Inc. Stock Plan, as amended, that are not purchased, or that are forfeited or reacquired by the Company, or that are otherwise not delivered to the participant due to termination or cancellation of such award.  Also includes 1,800,000 shares of Common Stock authorized for issuance under the 2019 Employee Stock Purchase Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover the issuance of additional shares of common stock to prevent dilution from any stock splits, stock dividends, or similar transactions.

(2)

The offering price of $4.43 per share is estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of Common Stock as reported in the consolidated reporting system of the Nasdaq Global Select Market on August 7, 2019.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide the documents containing the information required by Part I of Form S-8 to 2019 Stock Incentive Plan and 2019 Employee Stock Purchase Plan participants, respectively, as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. We are not filing such documents with the Commission, but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable Commission rules):

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

(c)	the Company’s Current Reports on Form 8-K filed on January 25, 2019; February 13, 2019; April 25, 2019; June 3, 2019; and July 26, 2019; and
(d)	the description of our Common Stock contained in our Registration Statement on Form 8-A filed August 23, 1999 pursuant to Section 12(g) of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (other than portions of any such documents that are not deemed “filed” under the Exchange Act and applicable Commission rules).

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 102(b)(7) of the DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders,

•	acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.

The limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and that we may indemnify our employees and other agents, to the maximum extent and in the manner permitted by the DGCL.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.  A Delaware corporation may indemnify officers and directors against expenses (including attorney’s fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the DGCL would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements primarily provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys’ fees incurred by the director, executive officer or controller in any action or proceeding, including any action by or in the right of the Company, arising out of the person’s services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description

4.1	PCTEL, Inc. 2019 Stock Incentive Plan (Incorporated by reference from Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A filed April 16, 2019)

4.2	PCTEL, Inc. 2019 Employee Stock Purchase Plan (Incorporated by reference from Appendix B to the registrant’s Definitive Proxy Statement on Schedule 14A filed April 16, 2019)

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney

*Filed herewith

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomingdale, State of Illinois, on August 13, 2019.

PCTEL, INC.

By:	/s/ David A. Neumann
David A. Neumann
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on August 13, 2019.

Signature and Title

/s/ David A. Neumann

David A. Neumann

President, Chief Executive Officer and Director

(Principal Executive Officer and Duly Authorized Officer)

/s/ Kevin J. McGowan

Kevin J. McGowan

Vice President and Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

*

Steven D. Levy, Director

*

Cindy K. Andreotti, Director

*

Gina Haspilaire, Director

*

Cynthia A. Keith, Director

*

Giacomo Marini, Director

*

M. Jay Sinder, Director

*

Shelley J. Bacastow, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: August 13, 2019by:/s/ Shelley J. Bacastow

Shelley J. Bacastow

Attorney-In-Fact

Vice President and General Counsel